SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 7, 2011

Boston Private Financial Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	0-17089	04-2976299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Ten Post Office Square, Boston, Massachusetts 02109

(Address of principal executive offices)

(617) 912-1900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the fling obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 7, 2011, an internal reorganization was completed within Boston Private Financial Holdings, Inc.’s (the “Company”) management team. The reorganization is part of the restructuring associated with the previously announced consolidation of the Company’s four banking subsidiaries. As a result of the restructuring, the positions of Controller and Treasurer have been combined. Joseph D. Regan (“Mr. Regan”), currently Senior Vice President and Treasurer of the Company, was appointed Controller effective September 7, 2011. In this capacity, Mr. Regan will act as the Company’s principal accounting officer. Mr. Regan will assume the duties of William A. Gratrix (“Mr. Gratrix”), Senior Vice President and Controller, who left the Company effective September 7, 2011. Mr. Gratrix served as the Company’s principal accounting officer since July 2008.

Mr. Regan, 48 years old, has been with the Company since March 2004. He most recently held the position of Senior Vice President and Treasurer of the Company and Chief Financial Officer of the Private Banking Segment prior to the consolidation of the Company’s four banking subsidiaries. Prior to joining the Company, he served as Vice President and Controller for several banks including MassBank Corp. He was also Vice President and Accounting Manager for Citizens Bank. Mr. Regan has a B.S. in Accounting and a M.B.A. in Finance from the University of Massachusetts. He is also a Certified Public Accountant.

Mr. Regan is an at–will employee and does not have an employment agreement with the Company. Mr. Regan continues to be eligible to participate in the health, dental, disability, life insurance and 401(k) plans that the Company makes available to all employees.

There are no family relationships among Mr. Regan and any other directors or officers of the Company.

There have been no transactions nor are there any proposed transactions between the Company and Mr. Regan that would require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/S/ DAVID J. KAYE
Name:	David J. Kaye
Title:	Chief Financial Officer

Date: September 8, 2011